CONSENT OF INDEPENDENT ACCOUNTANTS


March 1, 1999


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of The Winter Harbor Fund (the "Trust") of our report on The REvest Value Fund dated February 16, 1999 on our audits of the financial statements and financial highlights of The REvest Value Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information relating to The REvest Value Fund in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust.


                                            /s/ PricewaterhouseCoopers LLP
                                            PricewaterhouseCoopers LLP

Columbus, Ohio